SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

OHIO CASUALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OHIO CASUALTY CORPORATION

9450 Seward Road

Fairfield, Ohio 45014

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held May 17, 2006

April 5, 2006

To the Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Casualty Corporation (the “Company”) will be held in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, May 17, 2006, at 10:30 a.m., local time, for the following purposes:

(1)	To elect the following individuals as directors for a term expiring in 2009 (Class I):

Jack E. Brown	Robert A. Oakley	Jan H. Suwinski

(2)	To ratify the appointment of Ernst & Young, LLP as independent public accountants for the fiscal year 2006.

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Holders of record of common shares of the Company as of the close of business on March 15, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of March 15, 2006, there were 63,437,385 common shares outstanding. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting.

By Order of the Board of Directors,

Debra K. Crane, Senior Vice President,

General Counsel and Secretary

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR COMMON SHARES WILL BE REPRESENTED. A POSTAGE PAID, ADDRESSED ENVELOPE FOR MAILING IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. INSTRUCTIONS ON DOING SO ARE PROVIDED IN THE PROXY STATEMENT AND ON THE PROXY CARD.

OHIO CASUALTY CORPORATION

9450 Seward Road

Fairfield, Ohio 45014

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

You are receiving this proxy statement and proxy card from us because you own common shares of Ohio Casualty Corporation (the “Company”). This proxy statement describes the proposals on which the Board of Directors would like you to vote and gives you information to make an informed voting decision. The Board of Directors is also asking for your proxy to be used at the Annual Meeting of Shareholders. This proxy statement and form of proxy will be mailed to shareholders beginning on or about April 5, 2006.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Meeting

We will hold the Annual Meeting of Shareholders (the “Annual Meeting”) in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, at 10:30 a.m., local time, on Wednesday, May 17, 2006, and at any adjournment thereof.

Who Can Vote

Record holders of the Company’s common shares at the close of business on March 15, 2006, are entitled to notice of and to vote at the Annual Meeting. On the record date, 63,437,385 common shares were issued and outstanding. Each outstanding common share will be entitled to one vote on each matter. Common shares of the Company are referred to in this proxy statement as “shares”.

Quorum for the Meeting

A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. In the event that a quorum is not present at the Annual Meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

Election of Directors. The nominees for director who receive the greatest number of the votes cast in person or by proxy at the Annual Meeting will be elected directors of the Company. Instructions to withhold authority to vote will not count “FOR” or “AGAINST” the election of directors, because directors are elected by a plurality of votes cast. A properly executed proxy marked “WITHHELD” will be counted for purposes of determining whether there is a quorum.

Other Items. For any other proposal, the affirmative vote of the holders of a majority of the issued and outstanding shares as of the record date for the Annual Meeting, represented in person or by proxy, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Participants in Dividend Reinvestment Plan and Employee Savings Plan. If the shareholder is a participant in the Company’s Dividend Reinvestment Plan or a participant in The Ohio Casualty Insurance

Company Employee Savings Plan, the enclosed proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants in the Employee Savings Plan, the proxy also serves as the voting instruction card to the Plan trustee and represents the shareholder’s proportional interest in shares beneficially held by the trustee.

Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to any other matters brought before the meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How You Can Vote

You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of the nominees identified in this Proxy Statement, FOR ratification of the appointment of Ernst & Young LLP as independent public accountant for fiscal year 2006, and in accordance with the decision of the proxy holder upon submission of any other matter at the annual meeting.

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You can also vote on the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the Internet, you should not return your proxy card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Ohio Casualty Corporation

9450 Seward Road

Fairfield, Ohio 45014

Facsimile: (513) 603-2208

Attention: Debra K. Crane, Senior Vice President,

    General Counsel and Secretary

Email to: debra.crane@ocas.com

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The table below identifies the only persons known to the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of the Company’s outstanding shares:

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares(1)
T. ROWE PRICE ASSOCIATES, INC. 100 E. Pratt Street Baltimore, Maryland 21202	5,150,700	(2)	8.12

DIMENSIONAL FUND ADVISORS, INC. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	4,213,359	(3)	6.64

(1)	Based on 63,437,385 shares, the number of shares outstanding as of March 15, 2006.

(2)	Based upon information contained in a Schedule 13G filed February 14, 2006 with the Securities and Exchange Commission (“SEC”) by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported that it has sole voting power for 593,400 shares and sole dispositive power for 5,150,700 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based upon information contained in a Schedule 13G filed February 6, 2006, with the SEC by Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional reported sole voting power and sole dispositive power for 4,213,359 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the reported shares, and Dimensional disclaims beneficial ownership of such shares.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS

AND NOMINEES FOR ELECTION AS DIRECTOR

As of March 15, 2006, the directors of the Company, the nominees for election as directors, the named executive officers in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned shares of the Company as set forth in the table below:

Name of Individual or Group	Number of Common Shares Beneficially Owned(1)		Options Exercisable Within 60 Days	Shared Investment/ Voting Power Over Employees Retirement Plan Shares(2)	Total		Percent of Class(3)
Terrence J. Baehr	8,926		36,000		44,926

Jack E. Brown	27,585		36,000		63,585

Catherine E. Dolan	12,435		36,000		48,435

Philip G. Heasley	4,579		9,000		13,579

Robert A. Oakley	3,328		9,000	534,464	12,328	(6)

Stanley N. Pontius	27,280		36,000	534,464	63,280	(6)

Jan H. Suwinski	14,579		5,000		19,579

Ronald W. Tysoe (4)	250		—		250

Michael L. Wright	1,496		5,000		6,496

Dan R. Carmichael	226,518	(5)	1,518,037		1,744,555		2.75%

Michael A. Winner	3,706		51,294		55,000

Debra K. Crane	11,098	(5)	44,895		55,993

Ralph S. Michael III	30,496	(5)	—		30,496

Paul J. Gerard	—		—		—

All Executive Officers, Current Directors and Nominees as a Group (16 Persons)	374,584		1,804,179	534,464	2,178,763		3.43%

(1)	Unless otherwise indicated, each named person has voting and investment power over the listed shares, and such voting and investment power is exercised solely by the named person or shared with a spouse.

(2)	Consists of 534,464 shares held in the Company’s Employees Retirement Plan on December 31, 2005 as to which the named individuals share voting and investment power solely by reason of being members of the Finance Committee that oversees the investment activities of the Employees Retirement Plan. Messrs. Oakley and Pontius disclaim beneficial ownership of these shares.

(3)	Percentages are listed only for those individuals who are the beneficial owners of more than 1% of the outstanding shares.

(4)	Mr. Tysoe was appointed to the Board of Directors effective March 15, 2006.

(5)	The share ownership for Messrs. Carmichael and Michael includes 5,582, and 417 shares, respectively, held for the accounts of these individuals by the trustee of the Company’s Employee Savings Plan. Ms. Crane’s share ownership includes 1,315 shares held in an account in the same plan. Such persons have sole voting power with respect to these shares and also hold investment power subject to limitations in the Plan.

(6)	Share ownership totals for Messrs. Oakley and Pontius do not include the shares held in the Company’s Employees Retirement Plan.

ELECTION OF DIRECTORS

The Board of Directors has nominated the 3 persons named under Class I in the following table for election at the Annual Meeting for three-year terms expiring in 2009. In the event that any one or more of the nominees unexpectedly becomes unavailable for election, the shares represented by the proxies received will be voted in accordance with the best judgment of the proxy holders for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The proxies will not be voted for more than 3 nominees.

Name and Age(1)	Position with Company and/or Principal Occupation or Employment During Last Five Years	Director Since
Nominees: Class I: Term Expiring in 2009

Jack E. Brown, 62	CEO, The Devine Group, Cincinnati, Ohio since March 2005; Executive Vice President, Global AC Nielsen, Covington, Kentucky since January, 2002; Past Chairman, BASES, 1986 to 2002; Senior Advisor to CEO of VNU, Inc., New York, New York, 2002-2005. Other directorships: Ohio National Financial Services.	1994

Robert A. Oakley, 59	Arthur Shepard Executive-In-Residence, Fisher College of Business, The Ohio State University, Columbus, Ohio, since February 2003. Previously Executive Vice President and Chief Financial Officer, Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 1995 to retirement in January, 2003.	2003

Jan H. Suwinski, 64	Professor of Business Operations, The Johnson Graduate School of Management at Cornell University in Ithaca, New York since 1997. Other directorships: Tellabs, Inc. and Thor Industries.	2002

Name and Age(1)	Position with Company and/or Principal Occupation or Employment During Last Five Years	Director Since
Directors Whose Terms Continue Beyond the Annual Meeting:
Class II: Term Expiring in 2007

Terrence J. Baehr, 55	Managing Director for Prudential Financial Account, IBM Corporation since January, 2004 and Vice President, Sales, Americas East Region, IBM Corporation, White Plains, New York since June 2000. Previously, Vice President, Strategy and Solutions, Global Financial Services Sector for IBM Corporation January to June 2000.	1999

Stanley N. Pontius, 59	President, Four Quarter Circle, LLC, Hamilton, Ohio, since 2005. Lead Director of the Company since 2003; previously, Chairman of the Company from 2001 to 2003. Also, Chairman of the subsidiaries of the Company since 2001. Former Director of First Financial Bancorp, Hamilton, Ohio, 1991-2003; Former President & CEO of First Financial Bancorp, 1998-2003; and Former Chairman of the Board of First Financial Bancorp’s principal subsidiary, First Financial Bank, Hamilton, Ohio 1998-2003.	1994

Ronald W. Tysoe 53	Vice Chairperson, Federated Department Stores, Inc. since 1990. Director of Federated Department Stores, Inc. from 1988 to 2005. Other directorships: E. W. Scripps Company, Canadian Imperial Bank of Commerce.	2006

Name and Age(1)	Position with Company and/or Principal Occupation or Employment During Last Five Years	Director Since
Class III: Term Expiring in 2008

Dan R. Carmichael, 61	President, Chief Executive Officer and Director of the Company since 2000; CEO and Director of The Ohio Casualty Insurance Company, West American Insurance Company, American Fire and Casualty Company, Ohio Security Insurance Company, Avomark Insurance Company, Ohio Casualty of New Jersey, Inc. and OCASCO Budget, Inc. (collectively, “subsidiaries”) since May 2004. President of the above subsidiaries from December 2000 to May 2004. Previously, President and Chief Executive Officer of IVANS, Inc., Greenwich, Connecticut from 1995 to 2000. Other directorships: Alleghany Corporation, Platinum Underwriters Holdings, Ltd.	2000

Catherine E. Dolan, 48	Senior Vice President, Wachovia Bank, N.A. (formerly First Union National Bank), Charlotte, North Carolina since 2000. Previously, Managing Director of the Financial Institutions Group, First Union National Bank, Charlotte, North Carolina from 1995 to 2000.	1994

Philip G. Heasley, 56	President and CEO of Transaction Systems Architects, Inc. since 2005. Former Chairman and Chief Executive Officer of First USA, a subsidiary of Bank One, from 2000 to 2003. Previously, President and Chief Operating Officer of U.S. Bancorp from 1999 to 2000. Other directorships: Fidelity National Financial, Inc., Fair Isaac Corporation and Kintera, Inc.	2002

Michael A. Wright, 55	Vice President, Information Services, Clarian Health Partners since 2005; former Chief Operating Officer, Morris Associates from 2004-2005; Former Senior Vice President and Chief Operating Officer of CNA Insurance, Nashville, Tennessee, 2002 to 2004; Former Managing Partner of Technology Partners International, Houston, Texas, 2000 to 2002.	2004

(1)	Ages are listed as of the date of the Annual Meeting.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

During 2005, the Board of Directors held nine meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Executive, Executive Compensation, Finance and Governance Committees. Each of the committees has a written charter, which may be found at www.ocas.com/corporate. All members of these committees, with the exception of the Executive Committee, are independent directors as defined by the NASDAQ Stock Market’s Listing Standards.

The Audit Committee held eleven meetings during 2005. Current members of the Audit Committee are Catherine E. Dolan (Chair), Philip G. Heasley, and Robert A. Oakley. The Audit Committee has determined that each of Ms. Dolan and Messrs. Heasley and Oakley qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. All three directors are considered “independent” under the listing standards of the NASDAQ Stock Market governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act. For a more detailed description of the role of the Audit Committee, see Report of the Audit Committee on page 24. The Audit Committee Charter was amended during 2005 and is attached hereto as Exhibit A.

The Executive Committee did not meet during 2005. Current members of the Executive Committee are Stanley N. Pontius (Chair), Jack E. Brown and Dan R. Carmichael. The Executive Committee is empowered to exercise all the powers of the Board of Directors in the management of the Company between meetings of the Board of Directors, other than filling vacancies on the Board or any committee of the Board.

The Executive Compensation Committee held eight meetings during 2005. Current members of the Executive Compensation Committee are Jack E. Brown (Chair), Philip G. Heasley, Jan H. Suwinski and Michael L. Wright. In addition to determining the compensation of the Executive Officers including the Chief Executive Officer and administering the Company’s executive stock option plans, the Executive Compensation Committee also carries out the responsibilities described in the Report of the Executive Compensation Committee on page 21.

The Finance Committee held eleven meetings in 2005. Current members of the Finance Committee are Robert A. Oakley (Chair) and Stanley N. Pontius. The Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management and investment of the Company’s invested assets and finance and capital matters of the Company, including debt and equity.

The Governance Committee held seven meetings during 2005. Current members of the Governance Committee are Terrence J. Baehr (Chair), Stanley N. Pontius, Jan H. Suwinski and Michael L. Wright. The Governance Committee promotes the effective operation of the Board of Directors through proper committee composition, nominee selection and effective task distribution.

DIRECTOR NOMINATION PROCESS

The Governance Committee of the Company is currently comprised of four directors, Terrence J. Baehr (Chair), Stanley N. Pontius, Jan H. Suwinski and Michael L. Wright, each of whom is independent (as defined in the NASDAQ Stock Market’s Listing Standards). The Governance Committee has adopted a formal written charter specifying its scope and purpose. Pursuant to its charter, the Governance Committee is to (a) maximize the effectiveness of the Board through proper composition, development, selection and process efficiency, (b) review and develop governance principles and recommend to the Board appropriate changes from time to time and (c) maintain oversight to ensure that adequate structure and accountability are in place in key areas of compliance. The charter of the Governance Committee and the Corporate Governance Principles are available on the Company’s website at www.ocas.com/corporate.

The Governance Committee will consider any candidate for director recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Governance Committee should send such recommendation in writing to Debra K. Crane, Senior Vice President, General Counsel and Secretary, 9450 Seward Road, Fairfield, Ohio 45014. For the 2007 Annual Meeting, shareholders should submit their recommendations for director candidates no later than February 16, 2007. A shareholder must also comply with the requirements set forth in the Company’s Code of Regulations which are more fully explained on page 26 of this proxy statement under “Shareholder Proposals and Nominations.” Every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the Governance Committee members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Governance Committee will apply the criteria set forth in Ohio Casualty Corporation’s Corporate Governance Principles. These criteria include, among other things, experience, knowledge, skills that complement existing board competencies as determined by a self-assessment of the current Board of Directors, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Governance Committee shall be responsible for assessing the appropriate balance of criteria required of Board members. The Company has not previously paid any third party a fee to assist in the process of identifying or evaluating candidates.

Ronald W. Tysoe was appointed as a director of the Company effective March 15, 2006. The Governance Committee polled the Board of Directors, identified and then considered candidates for the Board. Jack E. Brown first recommended Mr. Tysoe to the Governance Committee as a potential candidate. Following the consideration of all information, including interviews and the results of due diligence, the Committee proceeded to arrange for the Board to interview certain candidates. Based upon all information presented and the interviews conducted, the competencies offered by the candidate, and the strategic direction of the Company, the Governance Committee recommended to the Board that Mr. Tysoe be appointed as a director, which appointment was unanimously approved by the Board.

Communications with the Board

Shareholders may anonymously communicate with the Board or any of the directors by calling 1-888-270-5939 or sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014. All shareholder communications are compiled by the Corporate Secretary for Board review.

Director Attendance at Annual Meetings

As stated in the Company’s Corporate Governance Principles, directors are expected to attend the Annual Meetings of Shareholders. All directors attended the 2005 annual meeting of the Company’s shareholders held on May 18, 2005.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

Each director is expected, within a reasonable period of time following his or her election to the Board, to own stock in the Company within parameters established from time to time by the Board.

DIRECTORS’ FEES AND OTHER COMPENSATION

The following table presents the cash compensation provided by the Company to the non-employee directors for 2005:

NAME	ANNUAL CASH RETAINER($)	COMMITTEE FEES ($)	COMMITTEE CHAIRMAN FEES ($)	MEETING FEES ($)	TOTAL ($)
Terrence J. Baehr	30,000	8,500	10,000	9,500	58,000
Jack E. Brown	30,000	10,000	10,000	10,500	60,500
Catherine E. Dolan	30,000	10,500	15,000	10,000	65,500
Philip G. Heasley	30,000	17,500		10,000	57,500
Ralph S. Michael (1)	30,000	11,500	15,000	5,000	61,500
Robert A. Oakley	30,000	21,000	15,000	9,500	75,500
Stanley N. Pontius (2)	75,000	20,000		10,500	105,500
Jan H. Suwinski	30,000	18,500		9,500	58,000
Michael L. Wright	30,000	18,500		10,000	58,500

(1)	Mr. Michael served as a non-employee director through July 24, 2005 prior to accepting employment as President and Chief Operating Officer (Subsidiary Companies). See the Summary Compensation Table on page 11 for details of Mr. Michael’s employee compensation.

(2)	Mr. Pontius received an annual retainer of $75,000 for serving as the lead director of the Board.

Non-employee directors may elect to defer all or a part of the cash compensation they earn for services as directors in performance shares or cash. In 2005, fees deferred in the directors’ cash accounts were credited with interest in the following amounts: Ms. Dolan, $12,651.63 and Mr. Pontius, $15,473.62. This interest was calculated at a rate equal to the yield reported in the Company’s Annual Report on Form 10-K for the taxable fixed income portfolio as of December 31, 2004. During 2005, performance shares were credited to the directors’

accounts to reflect the value of cash dividends declared on common shares in the following amounts: Mr. Baehr, $785, Mr. Pontius $2,234 and Ms. Dolan, $1,557. Performance shares are equivalent in value to the Company’s shares, but the performance shares have no voting rights. All fees deferred in performance shares are payable only in cash.

On June 2, 2005, non-employee directors received a restricted stock grant of 1,000 shares each with a six-month restriction period, and a non-qualified stock option grant of 3,000 shares each at an exercise price of $23.93 per share, the closing price of the shares on the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below presents information concerning compensation provided by the Company to its named executive officers for services rendered in all capacities for each of the Company’s last three completed fiscal years:

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options/ SARs(#)	LTIP Payout ($)	All Other Compensation ($)(5)
Dan R. Carmichael President, Chief Executive Officer	2005 2004 2003	700,000 700,000 726,923	1,212,750 1,417,500 267,969	8,070 6,893 14,681	2,238,750 0 0	250,000 269,231 221,300	0 0 0	155,707 52,340 47,480

Michael A. Winner Executive Vice President and Chief Financial Officer	2005 2004 2003	291,920 220,080 —	346,650 227,509 —	6,947 40,166 —	0 61,375 —	25,000 78,884 —	0 0 —	21,132 55,219 —

Debra K. Crane Senior Vice President, General Counsel and Secretary	2005 2004 2003	268,788 252,355 249,131	287,655 290,756 66,670	6,893 7,268 18,062	0 160,650 0	0 21,255 23,200	0 0 0	50,255 16,427 7,427

Ralph S. Michael III President and Chief Operating Officer (Subsidiary Companies)	2005 2004 2003	189,615 — —	251,213 — —	24,263 — —	376,800 — —	42,000 — —	0 — —	211,073 59,500 57,500	(6)

Paul J. Gerard Senior Vice President	2005 2004 2003	188,308 — —	138,600 — —	26,672 — —	0 — —	0 — —	0 — —	19,582 — —

Elizabeth M. Riczko President of Insurance Operations (1)	2005 2004 2003	147,195 318,659 288,653	0 352,381 175,621	6,925 7,261 7,125	0 37,900 0	0 32,350 26,000	0 0 4,720	550,839 23,173 9,394

(1)	Ms. Riczko served as President and Chief Operating Officer through June 3, 2005.

(2)	For 2005, reflects bonus amounts calculable as of the date of this proxy statement. For 2003 and 2004, reflects Annual Incentive Program bonuses earned for 2003 and 2004. Bonuses payable under the 2003 Annual Incentive Program were paid out over a two year period in 2004 and 2005. (See Report of the Executive Compensation Committee on page 21 for a discussion of the Annual Incentive Program).

(3)	For 2005, includes officer benefits provided by the Company for items such as financial planning, computer purchases and memberships (“officer benefits”) in an amount of $4,700 each to Mr. Carmichael, Mr. Winner, Ms. Crane, and Ms. Riczko and in an amount of $3,525 to Mr. Gerard. Includes payments of $1,960 toward officer benefits and $11,656 towards relocation expenses paid to Mr. Michael. Includes $25 paid to all of the officers in the form of holiday gift certificates. Also includes imputed taxes with respect to relocation expenses (for Messrs. Michael and Gerard only) and officer benefit expenses in the following amounts: Mr. Carmichael, $3,345; Mr. Winner, $2,222; Ms. Crane, $2,168; Mr. Michael, $10,622; Mr. Gerard, $23,122 and Ms. Riczko, $2,225.

(4)	Includes 75,000 restricted shares awarded to Mr. Carmichael on December 1, 2005 at $29.85 per share and 15,000 restricted shares awarded to Mr. Michael on July 25, 2005 at $25.12 per share. Dividends are paid on all restricted stock at the same rate as paid on the Company’s common stock. Restricted shares awarded to Mr. Carmichael vest on the fifth anniversary of the date of grant and restricted shares awarded to Mr. Michael vest on the third anniversary of the date of grant as long as the executive officer is an employee on such date, with earlier vesting occurring on retirement, death, disability or following a merger, consolidation or similar event. Vesting with respect to Mr. Carmichael’s restricted share award may be accelerated if the Board of Directors concludes that the Company has successfully implemented a succession plan for the Chief Executive Officer. The value of the outstanding restricted stock awards at the end of fiscal year 2005 for Mr. Carmichael and for Mr. Michael was $2,123,250 and $424,650, respectively.

(5)	For 2005, includes contributions made by the Company into the Employee Savings Plan in the following amounts: Mr. Carmichael, $8,400; Mr. Winner, $2,222; Ms. Crane, $8,400; Mr. Michael, $5,800; Mr. Gerard, $6,400 and Ms. Riczko, $2,833. Includes contributions made by the Company into the Excess Benefit Plan (formerly known as the Supplemental Executive Savings Plan) in the following amounts: Mr. Carmichael, $121,319; Mr. Winner, $18,910; Ms. Crane, $22,255 and Ms. Riczko, $16,091. Also includes additional Company contributions made into the Employee Savings Plan in the amount of $5,250 for Ms. Crane and $1,771 for Ms. Riczko as part of the Company contributions made to employees with more than ten years of service. Also includes profit sharing contributions for 2005 made into the Employee Savings Plan in the following amounts: Mr. Carmichael, $14,700; Ms. Crane, $14,350; Mr. Michael, $13,273; and Mr. Gerard, $13,182. Includes for Mr. Carmichael $11,288 toward interest credited to his deferred compensation account in 2005 for fiscal year 2004. Also includes for Ms. Riczko $100 paid toward educational bonus, $35,927 paid toward unused vacation, and $47,440 toward the buy-out of unvested restricted shares. According to the terms of the release agreement, Ms. Riczko also received $446,227 on January 13, 2006, an amount equal to fifteen months’ base salary as of June 3, 2005.

(6)	All Other Compensation for Mr. Michael includes $130,500 paid by the Company towards amount forfeited by Mr. Michael under the previous employer’s annual incentive program and $61,500 paid by the Company for his services as a non-employee director from January 1, 2005 through July 24, 2005.

Options/SARs Grants in Last Fiscal Year

The table below sets forth information concerning the grant of stock options during the last fiscal year to the named executive officers. Except for Mr. Carmichael, no other officers were granted stock appreciation rights during the last fiscal year.

Name	Number of Shares Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SARs Term(1)
						($)5%	($)10%
Dan R. Carmichael	250,000	62.46	29.85	12/01/15		4,693,126	11,893,303
Michael A. Winner (2)	25,000	6.25	24.55	2/24/15		385,984	978,159
Debra K. Crane	0	0	0			0	0
Ralph S. Michael III (2)	42,000	10.49	25.12	7/25/15		663,509	1,681,462
Ralph S. Michael III	3,000	0.75	23.93	6/01/15	(3)	0	0
Paul J. Gerard	0	0	0			0	0
Elizabeth M. Riczko	0	0	0			0	0

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company’s shares appreciates, which benefits all shareholders commensurately.

(2)	These stock options were awarded to Mr. Michael under the Ohio Casualty Corporation 2005 Incentive Plan and to Mr. Winner under the Ohio Casualty Corporation 2002 Stock Incentive Plan at the fair market value of the underlying option shares on the date of grant. These options become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and have a term of ten years. In the event of a change in control of the Company, the stock options would become exercisable in full. Stock options reported consist of both Incentive Stock Options and Non-Qualified Stock Options.

(3)	These stock options were awarded under the 2005 Incentive Plan to Mr. Michael on June 2, 2005 for serving as a non-employee director for the 2005 fiscal year. These options were cancelled on July 25, 2005 upon Mr. Michael’s acceptance of employment with the Company as President and Chief Operating Officer (Subsidiary Companies).

Option Exercises in Last Fiscal Year

The table below sets forth for each of the executive officers of the Company named in the Summary Compensation Table, the fiscal year-end value of unexercised stock options held by such executive officer.

Aggregated Option Exercises in

Last Fiscal Year and Fiscal Year-End Option Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dan R. Carmichael	82,750	1,119,608	1,354,526	253,255	20,727,546	2,942,943
Michael A. Winner	—	—	69,410	16,022	1,063,908	192,434
Debra K. Crane	—	—	76,451	21,904	1,207,514	262,997
Ralph S. Michael III	10,000	54,360	0	42,000	0	133,980
Paul J. Gerard	—	—	0	0	0	0
Elizabeth M. Riczko	188,466	1,587,157	0	0	0	0

(1)	“Value of Unexercised In-the-Money Options at Fiscal Year-End” is based upon the fair market value of the Company’s shares on December 31, 2005 ($28.31), less the exercise price of in-the-money options on December 31, 2005. Exercise prices of these options range from $8.99 to $25.12.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The table below provides information concerning award opportunities made under the 2005 Long Term Incentive Plan (“2005 LTIP”) for the performance period beginning July 1, 2005 and ending December 31, 2007 (“Performance Period”). Payouts under the 2005 LTIP are based on after-tax operating income during the Performance Period. If the established threshold performance is not met, no award is earned. To the extent the Company’s performance exceeds the threshold during the Performance Period, a varying award from a minimum of 50% of the target up to maximum of 200% will be earned.

Name (a)	Number of shares, units or other rights (#)(1) (b)	Performance or other period until maturation or payout (c)	Estimate future payouts under non-stock price-based plans
			Threshold ($)(2) (d)	Target ($)(3) (e)	Maximum ($)(4) (f)
Dan R. Carmichael, President and Chief Executive Officer	35,120	7/1/05-12/31/07	787,500	1,575,000	3,150,000

Michael A. Winner, Executive Vice President and Chief Financial Officer	5,160	7/1/05-12/31/07	115,691	231,381	462,762

Debra K. Crane, Senior Vice President, General Counsel and Secretary	3,800	7/1/05-12/31/07	85,134	170,267	340,534

Ralph S. Michael, President and Chief Operating Officer (Subsidiary Companies)	9,720	7/1/05-12/31/07	223,266	446,531	893,062

Paul J. Gerard, Senior Vice President, Investments	2,520	7/1/05-12/31/07	56,557	113,113	226,226

(1)	Represents share payouts at target; share payout at threshold will be 50% of target and share payout at maximum will be 200% of target.

(2)	The minimum amount payable under the 2005 LTIP is 50% of the target award, payable if the minimum level of performance is achieved. If performance is below the minimum level, no amount will be paid.

(3)	The target award will be paid if the target goal is achieved.

(4)	The maximum amount payable under the 2005 LTIP is 200% of target, payable if the maximum level of performance is achieved.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2005:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,461,188	15.3222	3,841,060	(1)
Equity compensation plans not approved by security holders(2)	1,496,405	13.6290	15,000
Total	3,957,593	14.4756	3,856,060

(1)	Includes 2,020,465 shares available for issuance under the Ohio Casualty Corporation 2005 Stock Incentive Program and 1,820,595 shares available for issuance under the Ohio Casualty Corporation 2002 Employee Stock Purchase Plan, as of December 31, 2005.

(2)	Includes options granted under the following non-shareholder approved Plans:

(a)	Ohio Casualty Corporation 1999 Broad-Based Employee Stock Option Plan (the “1999 Plan”).

(b)	Stock Options Agreements, effective as of March 23, 2000 between Ohio Casualty Corporation and each of Terrence J. Baehr, Arthur J. Bennert, Jack E. Brown, Catherine E. Dolan, Wayne R. Embry, Vaden Fitton, Stephen S. Marcum, Stanley N. Pontius, Howard L. Sloneker III and William L. Woodall (the “Directors Plan”).

(c)	Employment Agreement effective as of December 12, 2000 between Ohio Casualty Corporation and Dan R. Carmichael (the “Carmichael Agreement”).

Set forth below are the material features of the non-shareholder-approved plans:

The 1999 Plan was designed to assist the Company to retain and to incent non-officer employees of the Company. An aggregate of 1,500,000 shares was reserved for issuance under the 1999 Plan, to provide for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. Shares underlying the outstanding options vest over two equal annual installments and have a term of ten years. Options vest and become immediately exercisable upon retirement, death or disability or change in control subject to a holding period of twelve months. In the event of termination of a participant’s employment for any reason other than death, disability and retirement, the options will expire immediately after such termination. As of December 31, 2005, the 1999 Plan had no shares available for grant, and options to purchase 319,155 shares with a weighted average price of $15.30 were outstanding under the 1999 Plan.

The 2000 Directors Plan was adopted by the Board of Directors in order to grant options pursuant to the Stock Option Agreements between the Company and its directors as of March 23, 2000. An aggregate of 165,000 shares was reserved for issuance under the 2000 Directors Plan of which 150,000 shares were awarded to the Directors of the Company on March 23, 2000. The 2000 Directors Plan provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options of 15,000 shares each granted to the directors vested over two equal annual installments and have a term of ten years. Subject to a 6-month holding period, options vest and become immediately exercisable upon retirement, death, disability or change in control. As of December 31, 2005, options to purchase 60,000 shares with a weighted average price of $13.13 remain outstanding under the 2000 Directors Plan.

The Carmichael Agreement was adopted by the Board of Directors under which stock options were granted to Mr. Carmichael pursuant to its terms. An aggregate of 1,200,000 shares were reserved for issuance under the Carmichael Agreement all of which had been awarded to Mr. Carmichael as of December 31, 2002. The Carmichael Agreement provides for the award of non-qualified stock options at an exercise price of not less than the fair market value of common shares as of the day of the grant. The options granted to Mr. Carmichael vest over three equal annual installments and are for a term of 10 years each. As of December 31, 2005, options to purchase 1,117,250 shares with a weighted average price of $12.46 were outstanding under the Carmichael Agreement.

EMPLOYMENT AGREEMENT

The Company and Mr. Carmichael are parties to an Employment Agreement dated December 1, 2005 (the “Carmichael Agreement”). The term of the Carmichael Employment Agreement extends through November 30, 2010, unless it is terminated earlier or extended in accordance with its terms. During the term, Mr. Carmichael will serve as the President and Chief Executive Officer of the Company. He is entitled to a minimum annual base salary of $700,000 and to participate in the long-term and short-term bonus and incentive programs that the Company maintains for its executives. He is also entitled to participate in retirement benefit programs provided to the Company’s senior executives.

In accordance with the terms of the Carmichael Agreement, the Company granted to Mr. Carmichael on December 1, 2005 free-standing stock appreciation rights with respect to 250,000 common shares of the Company, and on February 16, 2006 free-standing stock appreciation rights with respect to an additional 100,000 common shares of the Company. These stock appreciation rights will vest on the third anniversary of the grant date and have terms of ten years. Upon exercise of a stock appreciation right, Mr. Carmichael is entitled to receive an amount in common shares equal to the difference between the value of a share on the date of grant ($29.85 per share with respect to 250,000 of the rights and $31.51 per share with respect to 100,000 of the rights) and the value of a share on the exercise date. The stock appreciation rights will vest in full prior to the third anniversary of their grant date upon (i) Mr. Carmichael’s death or termination of employment because of Disability, in which case the stock appreciation rights must be exercised prior to the earlier of 15 months after death or disability or their normal expiration date, (ii) termination of Mr. Carmichael’s employment by the Company other than for Cause or by Mr. Carmichael for Good Reason (as those terms are defined in the Carmichael Employment Agreement and are summarized below), in which case the stock appreciation rights must be exercised prior to the earlier of 15 months after termination of employment or their normal expiration date, or (iii) a Business Combination (as defined in the Company’s 2005 Incentive Plan) or a Change in Control (as defined in the Carmichael Employment Agreement). The stock appreciation rights will be forfeited if the Company terminates Mr. Carmichael’s employment for Cause or he voluntarily terminates his employment other than for Good Reason or Retirement (as to vested shares). The Company has the right to buy out the stock appreciation rights of Mr. Carmichael.

Also in accordance with the terms of the Carmichael Employment Agreement, the Company granted to Mr. Carmichael 75,000 restricted shares on December 1, 2005. The Board conditioned the vesting of this award upon Mr. Carmichael’s preparation, implementation of and cooperation with respect to the Chief Executive Officer Transition Plan (“Transition Plan”, as defined in the Carmichael Agreement). The restricted shares are subject to further transfer restrictions and subject to the risk of forfeiture until the earlier of December 1, 2010 or upon the occurrence of an early vesting event. The Carmichael Employment Agreement also provides that the Company may (but is not required to) accelerate the vesting of the restricted shares if the Board concludes that the Company has successfully implemented a Transition Plan. Mr. Carmichael will forfeit the restricted shares if prior to the end of the restriction period, he voluntarily terminates his employment other than for Good Reason or he is involuntarily terminated by the Company for Cause. If prior to the end of the restriction period Mr. Carmichael dies, becomes Disabled, is terminated by the Company other than for Cause or he terminates his employment for Good Reason, all restrictions on the shares will be removed. In addition, if there occurs a Business Combination or a Change of Control, all restrictions on the shares will be removed.

The Carmichael Employment Agreement provides that Mr. Carmichael will be entitled to receive the following payments and benefits in the event his employment terminates prior to the end of the employment term (unless such termination results in payments and benefits under Mr. Carmichael’s Change in Control Agreement, described elsewhere in this Proxy Statement, in which case payments and benefits will be made under such Change in Control Agreement):

•	If Mr. Carmichael terminates his employment without Good Reason, he will receive his base salary through the end of the payroll period during which the termination date occurs. In addition, he will receive any accrued but unused vacation and any amount to which he is entitled under the terms of any employment benefit plan in which he is then a participant.

•	If Mr. Carmichael terminates his employment for Good Reason (and the Company does not cure the condition) or if the Company terminates Mr. Carmichael’s employment without Cause (other than for Disability or as a result of death), the Company will pay to Mr. Carmichael (i) any unpaid installments of base salary and accrued but unused vacation, (ii) the base salary for the shorter of the remaining term of the Carmichael Employment Agreement or 24 months, (iii) 200 percent of the “target” bonus he would have received under the Company’s Annual Incentive Plan if his employment had not terminated, whether or not the performance objectives associated with the bonus are met; (iv) the continuation of health and other insurance coverages for 18 months; and (v) the difference between the amount he would have received at the end of any performance cycle established under the Company’s 2005 Incentive Plan had his employment continued until November 30, 2010, assuming that all applicable performance goals were met on or before that date. In addition, any other outstanding options and other cash and equity incentive grants will be exercisable in accordance with the terms of the applicable plan or award agreement.

The Carmichael Employment Agreement restricts the ability of Mr. Carmichael to engage in any business that competes with the Company or any of its subsidiaries for a period of 24 months after his employment with the Company terminates for any reason.

For purposes of the Carmichael Employment Agreement,

•	“Good Reason” generally refers to a material reduction in Mr. Carmichael’s job duties or responsibilities, a change in his titles, failure to maintain his relative level of coverage under employee benefit and retirement plans and other arrangements available to senior executives, a reduction in his “target bonus” opportunity to a level that is less than 80% percent of his 2004 target bonus opportunity (unless an equivalent reduction is uniformly applied to all of the other senior executives), or the relocation of Mr. Carmichael’s principal office to a location more than a specified number of miles from his then location, or a material breach of the Carmichael Employment Agreement.

•	“Cause” generally refers to a violation of the securities laws, an act for fraud or conversion of Company property, conviction, or entering into a plea to, a felony, or intentional, repeated or continuing violations of company policies after receipt of notice, or a breach of a written agreement with the Company.

Mr. Carmichael, the Company and The Ohio Casualty Insurance Company are also parties to a Change in Control Agreement dated as of December 1, 2005 (the “Carmichael Change in Control Agreement”), under which Mr. Carmichael is entitled to the receipt of severance amounts and other benefits if the Company terminates his employment without Cause or he terminates his employment for Good Reason in connection with a Change in Control. The Carmichael Change in Control Agreement is described below under the heading “Change in Control Agreements.”

CHANGE IN CONTROL AGREEMENTS

The Company and its subsidiary, The Ohio Casualty Insurance Company, have entered into change in control agreements with Dan R. Carmichael, Michael A. Winner, Debra K. Crane, Ralph S. Michael and Paul J. Gerard (each, a “Change in Control Agreement”).

The Change in Control Agreements have one-year terms that automatically renew for additional, successive one-year periods on each anniversary of the expiration date, unless terminated earlier in accordance with their terms.

The Change in Control Agreements impose various obligations on the executive, including the following:

•	If any person takes steps to effect, or that may result in, a Change in Control, the executive will not terminate his or her employment voluntarily while such activity is continuing other than a termination of employment after reaching retirement age or because of Disability.

•	For one year (two years for Mr. Carmichael) after termination of employment with the Company and its subsidiaries, the executive will not, directly or indirectly, (i) solicit any employee of the Company or its subsidiaries to leave his or her employment, (ii) recruit or solicit any agent or policyholder or any other person with a business relationship with the Company or its subsidiaries to discontinue or reduce the extent of that relationship, (iii) provide services for any business that directly competes with any portion of the business of the Company and its subsidiaries with which the executive was directly involved at any time during the five years preceding termination of employment.

If the Company gives the executive notice of termination of employment without Cause or if the executive gives notice to the Company of termination of employment because of Good Reason during the six-month period preceding a Change in Control or the 24-month period following a Change of Control and the procedures outlined in the Change in Control Agreement are satisfied, the Company will:

•	Continue to pay compensation and benefits through the date of termination and pay for unused vacation days.

•	Reimburse the executive for the cost of continuing participation in various health insurance programs for a period ending no later than the maximum coverage period under COBRA.

•	Pay to the executive a lump sum amount equal to the difference between (i) the present value of all amounts that the executive would have accrued or been credited with under all tax-qualified and nonqualified deferred compensation arrangements in which the executive participated between the Change in Control and the termination of employment, calculated as if the executive’s employment had terminated 24 months (36 months for Mr. Carmichael) after the actual date of termination, minus (ii) the present value of all amounts actually accrued and credited under these plans as of the date of termination of employment.

•	Pay or reimburse the costs of executive outplacement services up to $15,000 ($25,000 for Mr. Carmichael).

•	Pay to the executive a lump sum amount equal to the sum of the following amounts:

•	The greater of (i) the executive’s annualized base salary on the date of termination of employment or (ii) the executive’s annualized base salary on the date of the Change in Control, plus

•	The greater of (i) the executive’s annualized base salary on the date of the Change in Control or (ii) the highest annualized base salary the executive was receiving any time during the 24 months beginning on the date of the Change in Control. (Mr. Carmichael is entitled to receive the lesser of (i) his base salary at the time of termination multiplied by the number of payroll periods then remaining in the Carmichael Employment Agreement or (ii) two times the greater of his base salary rate on the date of the Change in Control or the highest annualized base salary rate he received during the 24 months following the Change in Control), plus

•	The executive’s highest bonus earned under the Company’s Annual Incentive Plan (i) for the fiscal year ending on or before the Change in Control or (ii) at any time after the Change in Control, multiplied by two (and, in the case of Mr. Carmichael, multiplied by the smaller of three or the number of years and fractions of a year between termination of employment and the expiration of the Carmichael Employment Agreement).

•	All outstanding stock options and other cash and equity incentive grants will become exercisable and all restrictions on awards will lapse in accordance with the applicable plan terms,

•	Pay to Mr. Carmichael an allowance of up to $15,000 a year for three years after termination for financial, tax and estate planning.

If the sum of the payments provided under the Change in Control Agreement and any other payments or benefits constitute “excess parachute payments” under the Internal Revenue Code, then the Company will be obligated to reimburse the executive for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an “excess parachute payment,” whichever results in the greater after-tax amount to the employee.

For purposes of the Change in Control Agreements, a “Change in Control” includes any of the following events:

•	An event that would be required to be reported as a change in control for purposes of the Securities Exchange Act of 1934.

•	A change in a majority of the Board that occurs during any 24-month period, except for new directors whose nomination is approved, or who are appointed to the Board by a vote of two-thirds of the directors in office at the beginning of the 24-month period.

•	An entity or person acquires common shares of the Company representing 20 percent or more of the voting power of the Company, with certain acquisitions of shares being excepted including the acquisition of shares acquired by an entity or person who reports on an SEC Schedule 13G that the shares were not acquired and are not held for a control purpose.

•	An entity or person becomes the beneficial owner of common shares representing 50 percent or more of the voting power of the Company’s outstanding common shares.

•	An entity or person acquires, directly or indirectly, assets of the Company (including specified related parties) having a combined fair market value equal to or greater than 50 percent of the book value of all such assets of the Company (including specified related parties).

The Change in Control Agreement defines “Good Reason” to include any of the following events to which the executive has not consented in writing:

•	Following a Change in Control, (i) a breach of the Change in Control Agreement, (ii) a reduction in the executive’s title, duties and responsibilities, (ii) the failure to maintain (or the reduction of benefits under) benefit plans, programs and arrangements in which the executive participates, (iv) the permanent assignment of job duties inconsistent with the duties before the Change in Control, (v) relocation of the executive’s principal location by more than 50 miles, or (vi) the imposition of substantially greater travel obligations.

•	During any calendar year after a Change in Control, a 15 percent or greater reduction in the highest of (i) the executive’s cash compensation for the preceding calendar year or (ii) total cash compensation for the last calendar year ending before the Change in Control. Reductions resulting from death, termination after retirement age, termination for disability or Cause or certain other similar events do not constitute “Good Reason.”

•	Other adverse changes in the terms and conditions of employment.

PENSION PLANS

The table below sets forth the estimated annual benefits payable under The Ohio Casualty Insurance Company Employees Retirement Plan (the “Employees Retirement Plan”) and The Ohio Casualty Insurance Company Benefit Equalization Plan (the “Benefit Equalization Plan”) to participants in such plans, including the named executive officers, upon retirement for the annual earnings and the years of credited service classifications specified below:

PENSION PLANS TABLE

	Years of Credited Service
	5	10	15	20	25	30	35
Annual Earnings	Years	Years	Years	Years	Years	Years	Years
$ 100,000	$5,000	$10,000	$15,000	$18,750	$22,500	$26,250	$30,000
200,000	10,000	20,000	30,000	37,500	45,000	52,500	60,000
300,000	15,000	30,000	45,000	56,250	67,500	78,750	90,000
400,000	20,000	40,000	60,000	75,000	90,000	105,000	120,000
500,000	25,000	50,000	75,000	93,750	112,500	131,250	150,000
600,000	30,000	60,000	90,000	112,500	135,000	157,500	180,000
700,000	35,000	70,000	105,000	131,250	157,500	183,750	210,000
800,000	40,000	80,000	120,000	150,000	180,000	210,000	240,000
900,000	45,000	90,000	135,000	168,750	202,500	236,250	270,000
1,000,000	50,000	100,000	150,000	187,500	225,000	262,500	300,000
1,100,000	55,000	110,000	165,000	206,250	247,500	288,750	330,000
1,200,000	60,000	120,000	180,000	225,000	270,000	315,000	360,000
1,300,000	65,000	130,000	195,000	243,750	292,500	341,250	390,000

Benefits figures shown in the table above are computed on the assumption that participants retire at age 65, are entitled to a single life annuity and their annual earnings fairly represent their final average compensation. Benefits figures shown in the above table are not subject to any deduction for Social Security or other offset amounts.

Retirement benefits accrued through June 30, 2004 under the Employees Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), are generally payable to eligible employees upon retirement at age 65 so long as they have completed five years of vesting service or in reduced amounts upon retirement prior to age 65 so long as they have completed ten years of vesting service. Retirement benefits accrued after June 30, 2004 are generally payable to eligible employees upon termination of employment so long as they have completed five years of vesting service. A retiree’s benefit amount is based upon his or her June 30, 2004 benefit, if any, his or her years of credited service after June 30, 2004 and before age 50, if any, his or her years of credited service after June 30, 2004 and after attaining age 50, if any, and his or her final average compensation for the five consecutive calendar years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment. Participants’ June 30, 2004 benefits are excluded from the above table.

Section 401(a)(17) of the Code limits compensation in excess of a compensation limit ($210,000 for 2005) from being taken into account in determining benefits payable under a qualified pension plan, such as the Employees Retirement Plan. As a result, the Benefit Equalization Plan is maintained for those employees who are adversely affected by this and other benefit-limiting provisions of the Code. The Benefit Equalization Plan provides for payment of benefits that would have been payable under the Employees Retirement Plan but for the limitations affecting benefit amounts (e.g., covered compensation) imposed by the Code. Upon termination of employment, participants receive a lump sum payment equal to the actuarial equivalent present value of the benefit payable under the Benefit Equalization Plan.

At December 31, 2005, age, years of credited service after June 30, 2004, final average compensation, and June 30, 2004 benefit for purposes of the Employees Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table were: Dan R. Carmichael, 60, 1.5 years, $1,326,799, $30,055; Michael A. Winner, 42, .67 years, $155,902, $0; Debra K. Crane, 48, 1.5 years, $321,673, $50,506; Ralph S. Michael III, 50, 0 years, $37,923, $0; Paul J. Gerard, 46, 0 years, $37,661, $0; and Elizabeth M. Riczko, 39, 1 year, $383,197, $46,828. Messrs. Michael and Gerard became employees of the Company subsequent to June 30, 2004, and Mr. Winner did not become an employee of the Company until February 9, 2004. Therefore, they did not earn any pension benefits as of June 30, 2004. The compensation covered by the Employees Retirement Plan and the Benefit Equalization Plan is the amount shown in the Summary Compensation Table as salary. To determine an estimate of the annual benefits payable under the Employees Retirement Plan and Benefit Equalization Plan, add the executive officer’s June 30, 2004 benefit to the annual benefit provided in the Pension Plans Table based on the executive officer’s annual earnings and years of credited service after June 30, 2004 through such executive officer’s 65th birthday.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board of Directors (“Committee”) is composed entirely of non-employee directors. The Committee recommends to the Board of Directors for approval all of the policies and programs under which compensation is paid or awarded to the Company’s executive officers.

The compensation package for executive officers consists of base pay, annual incentive and long-term incentive components. The programs are designed to provide competitive compensation levels and reward executives for company performance, business unit performance, if appropriate, and individual performance. The compensation package is also intended to align the interests of the executives with the interests of our shareholders by rewarding those results that we believe create shareholder value.

An independent consulting firm advises the Committee based on a review of market data for other executive level positions. The consulting firm provides information on market data for base pay, annual incentives, and long-term incentives. The consulting firm further advises regarding targets and structure for the annual and long-term incentives.

Base Pay. The Chief Executive Officer’s (the “CEO”) salary is established upon a review of that position against market data for similar positions. For all other executive officers, salary ranges are established for each job based on the pay class to which the jobs are assigned. Jobs are assigned to pay classes based on a review of market data for similar positions.

Actual salaries for executive officers are targeted to be competitive in the market and consistent with the person’s contribution to Company results. Increases in annual base salary are determined by an evaluation of the executive officer’s performance and achievement of stated annual objectives, as well as the position of their salary within the salary range for his/her job.

Annual Incentives. The Annual Incentive Program provides the opportunity for executive officers to earn a bonus based on corporate performance (after-tax operating income) and individual performance. Target bonus percentages are based on the position’s pay class and are set at levels consistent with the market median for similar positions. In 2005, the target bonus percentages for executive officers ranged from 35% to 90% of base salary.

All executive officers received bonuses under the 2005 Annual Incentive Program (the “2005 Program”). The after tax operating income for 2005 was $171.1 million compared to the target range of $111.5 to $120.8 million, resulting in a bonus payment for the executive officers.

The 2003 Annual Incentive Program included a provision to defer a portion of the bonus until 2005 pending recalculation of the accident year combined ratio in early 2005. This recalculation showed improved results and executive officers eligible under this plan received the deferred portion of their 2003 bonus in 2005.

Long Term Incentives. In July, 2005, the Company made a Long-Term Incentive (the “LTIP”) award to align employee interests with shareholders for performance that promotes the long-term success of the Company. The LTIP award is a performance-based award covering a thirty-month period beginning July 1, 2005 and ending December 31, 2007 and was granted 50% in stock units (to be settled in shares) and 50% in cash. At the end of the performance period, payouts will be made if the Company meets the performance requirements of operating income during the performance period. Payout, if any, will be made 50% in the form of Ohio Casualty Corporation common shares and 50% in cash.

Employee Benefits. Executive Officers named in the Summary Compensation Table also received other benefits from the Company which are disclosed as “Other Annual Compensation” and “All Other Compensation” under the Summary Compensation Table on Page 11 of this Proxy Statement.

Basis for CEO Compensation

Dan R. Carmichael has served as President and Chief Executive Officer of the Company since December 12, 2000 under the terms of an employment agreement (the “2000 Agreement”). This agreement was terminated as of December 1, 2005 when the Company entered into a new employment agreement with Mr. Carmichael beginning December 1, 2005 and ending November 30, 2010 (the “2005 Agreement”) to describe the terms and conditions of his continued employment and to ensure a successful transition of the Company’s leadership upon his retirement. During Mr. Carmichael’s original five-year term, the Company’s performance on key metrics improved and total return to shareholders was above the 80th percentile relative to other property and casualty companies. In acknowledgement of this performance and the impending expiration of the 2000 Agreement, the Committee desired to retain Mr. Carmichael and provided appropriate incentives in the 2005 Agreement to continue the drive of the Company towards higher levels of success.

During 2005, Mr. Carmichael received a base salary of $700,000, as well as awards under the Company’s Annual Incentive Plan (the “AIP”). The Committee evaluates Mr. Carmichael’s performance on an annual basis and determines whether any increase in compensation is warranted based on the Committee’s consideration of a number of objective and subjective criteria, including the Company’s financial performance and Mr. Carmichael’s overall leadership. No increase was made in 2005 to Mr. Carmichael’s base salary. Instead, the Committee sought to provide Mr. Carmichael additional variable compensation opportunities based on achieving the performance objectives established under the Company’s AIP and LTIP.

In 2005, Mr. Carmichael participated in the Company’s annual incentive program and long-term incentive program. Mr. Carmichael received a bonus of $1,212,750 under the 2005 Annual Incentive Program and an award under the Company’s 2005 Long-Term Incentive Program that may earn no payout or a maximum payout of $3,150,000 at the end of the performance cycle of July 1, 2005 through December 31, 2007.

In accordance with the 2000 Agreement, the Company maintains a deferred compensation account that was established for Mr. Carmichael in 2002 and funded with long-term cash awards paid in 2002 and 2003 as well as reimbursements for amounts forfeited by Mr. Carmichael under a previous employer’s short and long term bonus plans paid in 2001. In 2005, this account was credited with interest in the amount of $11,288 based on the one-year LIBOR published in the Wall Street Journal for the first business day of each Program year. Distributions from this account will be in five annual installments beginning on January 30 in the year following Mr. Carmichael’s termination of employment (other than for Cause as defined in the 2005 Agreement).

The Committee spent considerable time during the year in discussion of the terms of the 2005 Agreement. An independent consulting firm provided the Committee with information and recommendations regarding Mr. Carmichael’s compensation package. Based on the market data provided by the consulting firm, the Committee determined it appropriate to align Mr. Carmichael’s annual total direct compensation with the market 75th percentile. In addition to a minimum annual base salary of $700,000, the 2005 Agreement provides for annual and long-term incentives that represent 76% of Mr. Carmichael’s total direct compensation which will be earned only if the Company achieves the goals to be established. If performance in each of these plans falls below the established threshold level, no payments will be made to Mr. Carmichael and his total direct compensation will be well below the market 25th percentile.

In order to link Mr. Carmichael’s future capital accumulation opportunities to the success of the Company going forward and to increases in shareholder value, the 2005 Agreement provides for performance-based equity grants. In accordance with the terms of the 2005 Agreement, the Company granted to Mr. Carmichael on December 1, 2005, free-standing stock appreciation rights with respect to 250,000 common shares of the Company and 75,000 restricted shares. See page 16 of this Proxy Statement for further discussion of the 2005 Agreement.

Stock Ownership Guidelines. The table below presents stock ownership guidelines established by the Company, the time frame by which the required shares are to be acquired and the share ownership as of March 15, 2006 for executive officers named in the Summary Compensation Table:

NAME	SHARE OWNERSHIP TARGET	TARGET DATE FOR SHARE OWNERSHIP	NUMBER OF SHARES OWNED AS OF 3/15/06
Dan R. Carmichael	89,286	April 30, 2008	226,518
Michael A. Winner	11,054	May 31, 2009	3,706
Debra K. Crane	5,183	April 30, 2008	11,098
Ralph S. Michael	26,524	May 31, 2009	30,496
Paul J. Gerard	5,102	March 31, 2010	—

Deductibility of Executive Compensation. The Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under Section 162(m) of the Code. However the Committee continually endeavors to maximize the deductibility of the compensation paid to executive officers and carefully considers the net cost and value to the Company and its shareholders of its compensation policies. For example, the LTIP award in July, 2005 was made from the 2005 Incentive Plan, a shareholder approved Plan which includes performance measures and is expected to qualify under Section 162(m) of the Code. Additionally, pursuant to the provisions of the 2005 Agreement, to the extent the deductibility of any compensation payable to Mr. Carmichael is limited or eliminated by application of Code Section 162(m), the amount subject to that reduction or elimination will be paid after January 15th of the calendar year beginning after Mr. Carmichael ceases employment or after the earliest date permitted under Code Section 409 (a)(2)(B) (i).

Summary

The executive compensation package of the Company consists of base pay, cash-based annual incentives, and long-term incentives in the form of stock options, stock appreciation rights, restricted stock, and performance based stock units and cash payouts. It is believed that this compensation package provides for competitive executive pay allowing for Ohio Casualty to attract and retain top performers who are critical to the Company’s success.

The foregoing report is submitted by the Executive Compensation Committee:

Jack E. Brown	Philip G. Heasley	Jan H. Suwinski	Michael L. Wright

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three directors, Catherine E. Dolan (Chair), Philip G. Heasley, and Robert A. Oakley. The purpose of the Audit Committee is to represent the Board of Directors by providing an independent oversight of the Company’s accounting and financial reporting practices and system of internal control. The Audit Committee has the authority to appoint, retain, compensate, evaluate and terminate the Company’s independent accountants. The Audit Committee also has the authority to retain independent accounting, legal and other advisors to assist the Committee in carrying out its duties. Operations of the Audit Committee are subject to a written charter that sets forth its responsibilities, which is reviewed and assessed on an annual basis.

The Audit Committee reviewed and discussed with Ernst & Young LLP (“Ernst & Young”) the results of its audit for 2005 and the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communication with Audit Committees”. In fulfilling its oversight responsibilities, the Audit Committee regularly discussed with representatives of Ernst & Young the independent accountants’ responsibilities in accordance with generally accepted auditing standards; the selection and application of significant accounting policies; the existence of any significant audit adjustments or any disagreements with management; the independent accountants’ judgment about the quality of the Company’s accounting principles; and the independent accountants’ responsibility for information prepared by management that is included in documents containing audited consolidated financial statements. The Audit Committee reviewed internal audits and the audited consolidated financial statements with the management of the Company.

In addition, the Audit Committee discussed with representatives of Ernst & Young the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and the independence of Ernst & Young with respect to the Company. Pursuant to these discussions, the Audit Committee determined that the services provided by Ernst & Young are compatible with maintaining the auditors’ independence.

Accordingly, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the SEC.

The foregoing report is submitted by the Audit Committee:

Catherine E. Dolan	Philip G. Heasley	Robert A. Oakley

PRINCIPAL ACCOUNTANT FEES

The table below discloses the fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2005 and December 31, 2004:

Type of Fees	2005		2004
Audit Fees	$783,062		$684,127	(1)
Audit-Related Fees (2)	117,480		234,861	(1)
Tax Fees	10,500	(3)	459,396
All Other Fees	2,865	(4)	-0-
Total	$913,907		$1,378,384

(1)	Reclassified $65,000 from Audit Fees to Audit-Related Fees which relate to Actuarial Certification of loss reserves for consistent presentation with the current year.

(2)	Audit-Related fees include fees for work performed in the following areas: benefit plan audits, actuarial certifications of loss reserves, internal control reviews and consents included with 1933 Act filing.

(3)	Tax Fees consists of payment for tax review of Ohio Casualty Corporation’s 2004 Federal Consolidated Income Tax return.

(4)	All Other Fees consists of payment towards subscription to an on-line accounting and auditing research tool.

POLICIES AND PROCEDURES REGARDING PRE-APPROVAL

OF ACCOUNTANT FEES

The Audit Committee has a policy and procedure in place for pre-approval of audit and non-audit engagements with Ernst & Young. The members of the Audit Committee approve engagements in amounts exceeding $100,000. The Audit Committee has designated the Chair to approve engagements in amounts not exceeding $100,000. The Audit Committee subsequently ratifies engagements previously approved by the Chair. The Audit Committee and Chair, respectively, approved all engagements in advance that were entered into by the Company in 2005, consistent with the policy and procedure.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The graph below sets forth a comparison of the five-year cumulative total shareholder return on the Company’s shares with the Dow Jones Equity Market Index and the Dow Jones Insurance Index for Property and Casualty Companies (1), during the period December 31, 2000 through December 31, 2005, assuming the investment of $100 on December 31, 2000 and the reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
DJ EQUITY MARKET INDEX	100.00	88.08	68.64	89.74	100.52	106.88
DJ INSURANCE P&C	100.00	96.06	89.37	111.05	122.35	140.51
OHIO CASUALTY CORP	100.00	160.48	129.47	173.58	232.09	285.08

(1)

The Dow Jones Insurance Index for Property and Casualty Companies is comprised of 36 companies that are considered to be a peer group of property and casualty insurance companies within the United States.

The companies making up the 2005 Index are: ACE Ltd., Allstate Corporation, AMBAC Financial Group Inc., American Financial Group, Inc., Arthur J. Gallagher & Co., Brown & Brown Inc., Chubb Corporation, Cincinnati Financial Corporation, Commerce Group Inc., Erie Indemnity Co. Cl A, Fidelity National Financial Inc., First American Corporation, Hanover Insurance Group Inc., HCC Insurance Holdings Inc., Hilb Rogal & Hobbs Co., Horace Mann Educators Corporation, Loews Corporation, Markel Corporation, MBIA Inc., Mercury General Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Old Republic International Corporation, Philadelphia Consolidated Holding Company, PMI Group Inc., ProAssurance Corporation, Progressive Corporation, Radian Group Inc., Safeco Corporation, Selective Insurance Group Inc., St. Paul Travelers Companies, Inc., Unitrin Inc., W. R. Berkley Corporation, White Mountains Insurance Group Ltd. and XL Capital Ltd. Cl A.

ANNUAL REPORT

The Company’s Annual Report for the fiscal year ended December 31, 2005, accompanies this Proxy Statement.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent public accountants to perform the audit of the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2006. Ernst & Young LLP served as the Company’s independent public accountants for the year ended December 31, 2005. A representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from the shareholders.

The Board of Directors is asking the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants. The engagement letter with Ernst & Young LLP, is subject to a mutual alternative dispute resolution procedure and an exclusion of punitive damages. Although ratification is not required by the Company’s Code of Regulations, the Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders to solicit their input. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent public accountants.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than December 5, 2006 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

In order for a shareholder to nominate a candidate for director at a meeting of shareholders, under the Company’s Code of Regulations, timely written notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, in the case of an annual meeting, such notice of a proposed nomination must be received by the Company on or before the later of (1) the first day of February immediately preceding such annual meeting or (2) the sixtieth day prior to the first anniversary of the most recent annual meeting of shareholders. The shareholder filing the notice of nomination must describe various matters regarding the proposed nominee, including such information as name, address, occupation and shares of the Company held.

These requirements are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Governance Committee of the Company’s Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company’s proxy statement, which are discussed on page 9 of this proxy statement.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Company’s Board of Directors. If a shareholder intends to present a proposal at the 2007 Annual Meeting of Shareholders and does not notify the Company of such proposal by February 18, 2007, or if a shareholder intends to nominate a director at the 2007 Annual Meeting and does not comply with the notification requirements described in the preceding paragraph, the proxies solicited by the Company’s Board of Directors for use at the Annual Meeting may be voted on such proposal or such nominee, as the case may be, without discussion of the proposal or nominee in the proxy statement for that Annual Meeting.

In each case written notice must be given to the Secretary of the Company, whose name and address are: Debra K. Crane, Senior Vice President, General Counsel and Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based on the Company’s review of the copies of such forms it has received, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 2005. Due to an administrative oversight, Jack E. Brown belatedly reported two purchases totaling 5,750 shares in 2001 and 2002 on a Form 5 filed on February 10, 2006.

OTHER MATTERS

The Company files annually with the SEC an Annual Report on Form 10-K. This report includes financial statements and financial statement schedules. Shareholders of the Company may access the Annual Report on Form 10-K including financial statements and schedules for the fiscal year ending December 31, 2005 on the Company’s website at www.ocas.com or obtain a copy without charge by submitting a written request to the following address:

OHIO CASUALTY CORPORATION

Attention: Debra K. Crane

Senior Vice President, General Counsel and Secretary

9450 Seward Road

Fairfield, Ohio 45014

Additionally, the Company’s governance documents, including the Corporate Governance Principles, Charters of the Audit, Executive, Executive Compensation, Finance and Governance Committees, and Code of Business Conduct and Ethics can be found on the Company’s website at www.ocas.com/corporate, or may be requested by writing to the address provided above.

Management and the Board of Directors of the Company know of no business to be brought before the Annual Meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the common shares represented by such proxy card on such matters as recommended by the Board of Directors.

EXPENSES OF SOLICITATION

The expense of proxy solicitation will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses. In addition, the Company has retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The Company expects to pay Morrow & Co. Inc. no less than $7,500 towards fees in addition to the out of pocket expenses incurred in connection with such solicitation.

By Order of the Board of Directors,

Debra K. Crane, Senior Vice President,

General Counsel and Secretary

April 5, 2006

Exhibit A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

OHIO CASUALTY CORPORATION AND

ITS INSURANCE SUBSIDIARIES

This charter identifies the membership, purpose, authority and responsibilities of the Audit Committee of the Board of Directors of Ohio Casualty Corporation and its Insurance Subsidiaries (the “Companies”).

I.	PURPOSE

The purpose of the Audit Committee (“the Committee”) is to represent the Board of Directors (“the Board”) by providing an independent oversight of accounting and financial reporting practices and the Companies’ system of internal control. The Committee shall assist the Board in monitoring the independence and integrity of the financial reporting process and the adequacy of the internal control structure of the organization. The Committee shall review management’s performance regarding financial reporting and shall make inquiry on a periodic basis of management, the internal auditors and the independent accountants with respect to the following:

A.	whether a fair presentation of published financial information is made in compliance with all applicable professional and regulatory requirements;

B.	whether an effective internal control structure has been established and maintained, including adequate policies and procedures over financial reporting, operations, and compliance with laws and regulations;

C.	whether the quality of internal and external audit efforts is adequate and the Companies’ public accountants are qualified and independent.

II.	MEMBERSHIP

A.	The Committee’s membership is determined by the Board and shall consist of not less than three directors, each of whom shall meet the independence requirements prescribed by The NASDAQ Stock Market, Inc. as well as Section 10A of the Securities Exchange Act of 1934 and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder.

Each director serving on the Committee shall have the qualifications applicable to members of an audit committee as may from time to time be required by the rules and standards of the SEC and The NASDAQ Stock Market, Inc. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined in the applicable rules of the SEC.

The Board shall appoint one of the members of the Committee to be Chair of the Committee.

B.	Members of the Committee shall serve at the discretion of the Board (considering any recommendation of the Governance Committee).

III.	MEETINGS

A.	The Committee shall meet at least quarterly, or more frequently as may be necessary or appropriate in its judgment. Meetings of the Committee may be called by the Chairman of the Board, the President of the Companies or by any member of the Committee. The Committee may act by a majority of its members at a meeting or by a writing or writings signed by all of its members. Meetings of the Committee may be held by means of communications equipment.

B.	A majority of the Committee members must be present at the Committee meeting, either in person or by means of communications equipment, to constitute a quorum for such meeting. Once a quorum is established, voting will be based upon majority rule.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

C.	The Committee shall report regularly to the Board with respect to such matters that are within the Committee’s responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

D.	To give the Committee access to the internal auditors, independent accountants and key financial management, the Committee may request the attendance at its meetings of representatives of the independent accountants, the internal auditors, and such members of the Companies’ management as the Committee requests. The Committee shall meet periodically with the internal auditors and the independent accountants, in each case without members of management present.

IV.	AUTHORITY

A.	The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibilities. It is empowered to:

1.	Appoint, retain, compensate, evaluate and, where appropriate, terminate the Companies’ independent accountants.

2.	Oversee the work of the independent accountants (including the resolution of disagreements between management and the independent accountants).

3.	Pre-approve the audit engagement, including fees and terms, and all other audit or permitted non-audit services performed by the independent accountants.

4.	Retain independent accounting, legal and other advisors to the extent the Committee deems it necessary or appropriate to assist the Committee in carrying out its duties. The Companies shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to the independent accountants engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Companies, compensation to any advisors employed by the Committee and ordinary administrative expenses of the Committee that the Committee determines are necessary or appropriate in carrying out its duties.

5.	Seek any information the Committee requires from employees of The Ohio Casualty Insurance Company, all of whom are directed to cooperate with the Committee’s requests, and requests from external parties on behalf of the Committee.

6.	Request that any directors, officers or employees of the Companies, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

7.	Approve any waivers from the Companies’ Code of Ethics for Senior Financial Officers.

B.	The Committee may delegate to its Chair such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law to be exercised by the whole Committee. Such delegated power and authority may include the authority to pre-approve all audit and permitted non-audit services, and the decisions made pursuant to such delegated power and authority shall be reported to the Committee at its next scheduled meeting.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

V.	DUTIES AND RESPONSIBILITIES

A.	Financial Reporting and the Independent Accountants

1.	Appoint and oversee the work of the independent accountants to be engaged for the examination of the consolidated financial statements of the Companies for each fiscal year. The Committee shall have a clear understanding with management and the independent accountants that the independent accountants are ultimately responsible to the Board and the Committee, and report directly to the Committee.

2.	Review and approve the independent accountants’ proposed audit scope and approach, and approve the fees to be paid for such audit services.

3.	Review and discuss with management and the independent accountants the Companies’ annual audited financial statements and the disclosures to be made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of each Annual Report on Form 10-K. The Committee shall consult with the independent accountants outside the presence of management about the internal controls and the effectiveness thereof and the completeness and accuracy of the Companies’ financial statements. The Committee’s discussion should include the matters required to be discussed by Statement on Auditing Standards No. 61 (as such Standard may be modified or supplemented) and an explanation from the independent accountants of the factors considered by the independent accountants in determining the audit’s scope. The independent accountants should confirm that no limitations have been placed on the scope or nature of the audit. The Committee shall discuss with the independent accountants any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards. The Committee should recommend to the entire Board whether the audited financial statements should be included in the Companies’ Annual Report on Form 10-K to be filed with the SEC.

4.	Ensure that the independent accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent accountants and the Companies, consistent with Independence Standards Board Standard No. 1, as modified or supplemented. The Committee shall also be responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

5.	Review separately with each of management, the head of Corporate Audit and the independent accountants, any difficulties or disagreements encountered during the course of the audit, such as restrictions on scope of work or access to required information, as well as any improvements that could be made in the audit or internal control procedures.

6.	Review and approve, in advance, the engagement of the Companies’ independent accountants to perform any permitted non-audit services during the year. Such review and approval will include both the types of services rendered and the applicable fees. The Committee should weigh the effects such services may have on the continuing independence of the independent accountants.

7.	At least annually, obtain and review a report of the independent accountants describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, and any steps taken to deal with any such issues.

8.

Review and discuss the Companies’ quarterly financial statements with management and the independent accountants, including the Companies’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” prior to the filing of each Quarterly

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Report on Form 10-Q with the SEC. The Committee shall review and discuss the results of the independent accountants’ review of the Companies’ quarterly financial statements and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

9.	Discuss with management and, where appropriate, the independent accountants, the type and presentation of financial information to be disclosed in the Companies’ earnings press releases, as well as financial information and earnings guidance provided to investors.

B.	Internal Controls and the Internal Audit Function

1.	Approve changes in the Internal Audit Charter.

2.	Review the internal auditors’ involvement in the audit of the financial reporting process and the coordination of their activities with the independent accountants.

3.	Review the activities and reports of the internal auditors and management’s cooperation with the internal audit process.

4.	Consult with the independent accountants, internal auditors and management, together or separately, as appropriate, regarding the adequacy of the Companies’ system of internal control and any control failures that may have been detected.

5.	Review the scope of the internal auditors’ responsibilities, including the annual audit plan, any change in the internal audit role or function, the resources committed to the internal audit function and the quality and depth of staffing.

6.	Discuss with the independent accountants, the internal auditors and management their assessments of the adequacy and effectiveness of the Companies’ systems of disclosure controls and procedures.

7.	Review and approve the appointment or dismissal of the head of Corporate Audit.

C.	Other Responsibilities

1.	Provide a direct and, when necessary, confidential line of communication to the independent accountants, internal auditors, legal counsel and management.

2.	Establish and maintain procedures and require the Companies to obtain or provide the necessary resources and mechanisms for (i) the receipt, retention and treatment of complaints received by the Companies regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Companies of concerns regarding questionable accounting or auditing matters.

3.	Review annually, with the Chief Executive Officer and Chief Financial Officer, the key operational and financial exposures of the Companies and the steps taken by management to monitor and control such exposures.

4.	Review and assess this Charter at least annually and recommend to the Board for adoption any revisions that the Committee believes are appropriate or necessary. This Charter shall be filed, as an appendix to Ohio Casualty Corporation’s Proxy Statement as required by the rules of the SEC.

5.	Provide a report annually in the Proxy Statement of Ohio Casualty Corporation in accordance with applicable SEC regulations.

6.	Perform an annual self-evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct its self- evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the Board.

Revision 12/1/05

Ohio Casualty Corporation

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors			PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed nominees.

1. To elect the following three (3) nominees as directors to serve terms expiring in 2009 (Class I):

	For	Withhold

01 - Jack E. Brown	☐	☐

02 - Robert A. Oakley	☐	☐

03 - Jan H. Suwinski	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year 2006.	☐	☐	☐

☐	Mark this box with an X if you have made comments on the lines below.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The signature or signatures to this proxy must be the same as the name or names which appear hereon. Persons signing as attorneys, executors, administrators, trustees or guardians should give full title as such.

Proxy - Ohio Casualty Corporation

This Proxy is solicited on behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2006

Each undersigned shareholder of Ohio Casualty Corporation (the “Company”) hereby constitutes and appoints Stanley N. Pontius, Dan R. Carmichael and Debra K. Crane, or any one of them, with full power of substitution in each of them, as proxy or proxies of the undersigned to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held in the Ohio Casualty University Auditorium at Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, May 17, 2006, at 10:30 a.m., local time, and at any adjournment thereof, all of the common shares of the Company the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, including any common shares held on the undersigned’s behalf in The Ohio Casualty Insurance Company Employee Savings Plan, as follows.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2, EXCEPT FOR ANY SHARES THE UNDERSIGNED HOLDS IN THE OHIO CASUALTY INSURANCE COMPANY EMPLOYEE SAVINGS PLAN, WHICH WILL BE VOTED ACCORDING TO PLAN RULES. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

All proxies previously given by the undersigned are hereby revoked. Receipt of the accompanying Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2005, is hereby acknowledged.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. SHOULD YOU PREFER TO CAST YOUR PROXY VIA TELEPHONE OR THE INTERNET, SEE THE INSTRUCTIONS PRINTED BELOW.

Your vote is important. By casting your vote in one of the three ways described on this instruction card, you will vote all of the common shares of Ohio Casualty Corporation that you are entitled to vote, including any common shares held on your behalf in The Ohio Casualty Insurance Company Employee Savings Plan.

Please consider the proposals in the proxy statement and cast your vote by:

•	Accessing the World Wide Web site http://www.computershare.com/expressvote to vote via the Internet. You can also register at this site to access future proxy materials electronically.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-800-652-VOTE (8683) and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope.

You can vote by phone or via the Internet until 1:00 a.m., Central Time, on May 17, 2006. If you do so, you do not need to mail your proxy card.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 17, 2006.

THANK YOU FOR VOTING